Exhibit 10.1

Dendrite International, Inc. New Hire Option Grant Authorization

                    As a technology and services company, stock option grants may constitute an essential inducement for individuals not previously employed by the Company (“new hires”) to accept employment with the Company.

                    Pursuant to and in accordance with the requirements of NASDAQ Rule 4350(i) (or any subsequent successor NASDAQ rule permitting such new hire grants without shareholder approval), new hires may be granted non-qualified stock options under the new hire stock option authorization by the Company’s Board of Directors. The option exercise price will be the fair market value of the Company’s common stock on the date of the grant. The other terms and conditions of such new hire options shall generally be the same as for non-qualified stock options granted under the Dendrite International, Inc. 1997 Stock Incentive Plan (the “Incentive Plan”) (or any successor to such plan), except as otherwise approved by the Board of Directors and shall otherwise comply with current or future NASDAQ rules regarding shareholder approval including, if necessary, approval by a compensation committee consisting solely of independent directors or approval by a majority of the Company’s independent directors.

                    The options are not subject to the Employee Retirement Income Security Act of 1974, as amended.

                    The Board of Directors is authorized to issue options for up to an aggregate of 1,500,000 shares of common stock (inclusive of the options previously approved by the Board) under this new hire authorization, as such number of shares may be adjusted for anti-dilution events in the same manner as under the Incentive Plan.